UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 25, 2014

Date of Report (Date of earliest event reported)

BB&T Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BB&T Corporation (“BB&T” or the “Company”) approved, pursuant to the BB&T Corporation 2012 Incentive Plan (the “2012 Plan”), the Company’s annual incentive performance awards (“Annual Incentive Award”), long-term incentive performance (“LTIP”) awards for the 2014 – 2016 three-year performance period, and annual equity awards, consisting of restricted stock units (“RSUs”) and nonqualified stock options. These awards were granted to BB&T’s Executive Management group, which is the Company’s top level of management, and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the “Named Executive Officers” included in the Summary Compensation Table in the Company’s proxy statement for the Annual Meeting of Shareholders that occurred on April 23, 2013 (the “2013 Proxy”). Except as described herein, the structure of the 2014 awards remained materially unchanged from the 2013 awards. For a description of the various awards for 2013, please see the 2013 Proxy and the Company’s Current Report on Form 8-K filed on March 4, 2013. Significant changes to the terms of awards for 2014 are described below.

2014 Annual Incentive Awards

Consistent with the 2013 Annual Incentive Awards, the 2014 Annual Incentive Award performance measures are based upon BB&T’s earnings per share (“EPS”) and return on assets (“ROA”) performance, independent of each other, with each performance measure having a threshold, target, and maximum level of achievement. For the 2014 Annual Incentive Awards, attaining the maximum level of achievement for each performance measure will generate a payout of 125% of target, as compared to 150% for the 2013 Annual Incentive Awards.

2014 LTIP Awards (for 2014-2016 Performance Cycle)

Consistent with the LTIP awards granted in 2013 (for the 2013-2015 performance cycle), the 2014 LTIP awards (for the 2014-2016 performance cycle) will be paid (if at all) based upon BB&T’s average return on common equity (“ROCE”) performance relative to BB&T’s Peer Group’s ROCE over the same performance period. For the 2014 LTIP, in addition to the relative performance goal, the Compensation Committee added an absolute performance goal where BB&T’s ROCE must be at least 3% in order for the 2014 LTIP award to be paid. For the 2014 LTIP award, the maximum level of achievement under the performance matrix will generate a payout of 125% of target, as compared to 150% for the 2013 LTIP awards. See the table below:

2013 LTIP			2014 LTIP*
Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity	Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Target Award Opportunity
Threshold	25th	50%	Threshold	25th	50%
	30th	60%		30th	60%
	35th	70%		35th	70%
	40th	80%		40th	80%
	45th	90%		45th	90%
Target	50th	100%	Target	50th	100%
	55th	110%		55th	110%
	60th	120%		60th	120%
	65th	130%	Maximum	62.5 or greater	125%
	70th	140%
Maximum	75th	150%

*	BB&T’s ROCE must be at least 3% in order for the 2014 LTIP award to be paid.

2014 Equity Incentive Awards

Consistent with 2013, Executive Management’s 2014 equity grants consist of a combination of RSUs and nonqualified stock options, with the 2014 RSUs once again constituting 80% of the equity award value to be delivered.

2013 RSUs and Stock Options

The 2013 RSU awards had both a 3-year service-based vesting component (ratable vesting on each of the first three annual anniversaries of the award) and a 3-year performance-based vesting component, with vesting determined on a stand-alone annual basis at the end of each year of the 3-year period. For the 2013 RSU’s performance component to be satisfied, BB&T must either (i) maintain an investment grade credit rating or (ii) not post an annual loss for the performance period. If the performance criteria is not met for a particular year, 20% of the unvested shares will be forfeited, subject to the satisfaction of the service-based vesting component, and the RSUs would not be subject to future performance-based forfeitures.

The 2013 nonqualified stock options vest ratably on each of the first three annual anniversaries of the award.

2014 RSUs and Stock Options

The 2014 RSU awards once again have both a 3-year service-based vesting component (ratable vesting on each of the first three annual anniversaries of the award) and a 3-year performance-based vesting component, with vesting determined on a stand-alone annual basis at the end of each year of the 3-year period. For the 2014 RSU’s performance component to be satisfied, the plan administrator must not have determined to cancel any part of the unvested shares (up to 100%) as a result of either (i) a significant negative risk outcome as a result of a corporate or individual action or (ii) BB&T incurring an annual operating loss for the fiscal year ending in the vesting period.

The 2014 nonqualified stock options once again vest ratably on each of the first three annual anniversaries of the award. In addition, for 2014 a 3-year performance-based vesting component has been added that is substantially identical to the 2014 RSU performance-based vesting component.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION (Registrant)

By:	/s/ Cynthia B. Powell
Cynthia B. Powell
Executive Vice President and Corporate Controller (Principal Accounting Officer)

Date: February 28, 2014